UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   August 31, 2005

DPL Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-9052	31-1163136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Woodman Drive, Dayton, Ohio		45432
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On August 31, 2005, DPL Inc. (the “Company”) and The Dayton Power and Light Company (“DP&L”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Robert D. Biggs for his continued service as the Executive Chairman for both the Company and DP&L.  Effective as of January 1, 2005, Mr. Biggs’ base salary was increased to $500,000 per year.  Mr. Biggs will also receive other benefits under the Agreement, including (i) a guaranteed minimum bonus of $500,000 under the Management Incentive Compensation Plan, (ii) an increased life insurance policy, (iii) an additional payment for abiding by certain confidentiality and non-competition covenants in the event of a “Change of Control” as defined under the Agreement and (iv) an option to purchase 350,000 shares of Company common stock pursuant to a Management Stock Option Agreement executed by and between the Company, DP&L and Mr. Biggs on August 31, 2005.

A copy of both the Amended and Restated Employment Agreement and the Management Stock Option Agreement between and among the Company, DP&L and Mr. Biggs are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01(c).	Exhibits.

10.1	Amended and Restated Employment Agreement dated as of August 31, 2005 among DPL Inc., The Dayton Power and Light Company and Robert D. Biggs.

10.2	Management Stock Option agreement dated as of August 31, 2005 by and between DPL Inc., The Dayton Power and Light Company and Robert D. Biggs.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPL Inc.

Date: September 2, 2005
/s/ Miggie E. Cramblit
	Name:	Miggie E. Cramblit
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	Amended and Restated Employment Agreement dated as of August 31, 2005 among DPL Inc., The Dayton Power and Light Company and Robert D. Biggs.	E

10.2	Management Stock Option Agreement dated as of August 31, 2005 by and between DPL Inc., The Dayton Power and Light Company and Robert D. Biggs.	E